EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Jim Anderson, Chairman and CEO
John Gelp, EVP and CFO
(763) 553-9300

ZOMAX AGREEMENT TO PURCHASE ASSETS OF ILOGISTIX TERMINATED

MINNEAPOLIS, MN — March 19, 2002 - Zomax Incorporated (Nasdaq/NNM:ZOMX) announced that the agreement to purchase the assets of iLogistix has been terminated. Certain significant conditions to closing were not satisfied by iLogistix. Upon termination of the agreement and notice from Zomax, iLogistix is required to refund the deposit plus accrued interest. Transaction expenses will be expensed during the current fiscal period resulting in a charge of approximately $.04 cents per share.

iLogistix began a lawsuit against the Company today concerning Zomax’ termination of the agreement for the purchase of iLogistix’ assets. The suit asks that Zomax be required to complete the transaction or for unspecified damages. The Company anticipates the damages ultimately sought will involve a material sum but believes it acted properly and intends to defend itself vigorously.

Jim Anderson, Chairman and CEO, stated “While we are certainly disappointed that iLogistix did not close and believe that their lawsuit is without merit, we are shifting our focus to actively pursue other transactions which we hope will provide similar or greater benefits to Zomax and our world class customers. We plan to use our financial strength to expand our business domestically and internationally, particularly in the Asian market, during 2002. As we explore other acquisition opportunities, our customers will continue to benefit from our single-minded focus on delivering value today while planning for the future.”

Zomax is a leading international outsource provider of process management services. The Company’s fully integrated services include “front-end” E-commerce support, call center and customer support solutions; DVD authoring services; CD and DVD mastering; CD and DVD replication; supply chain and inventory management; graphic design; print management; assembly; packaging; warehousing; distribution and fulfillment; and RMA processing. The Company’s Common Stock is traded on the Nasdaq National Market under the symbol “ZOMX.”

Certain statements contained in this press release relating to the lawsuit, transactions, acquisitions, domestic and international expansion, expansion in the Asian market, intentions, beliefs, plans and opportunities are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.

Factors that impact such forward-looking statements include, among others, the growth rate of our marketplace, product and customer mix, currency fluctuations, the ability of our customers to continue offering competitive products, the impact of competition and pricing pressures from actual and potential competitors, the cost of raw materials, our ability to hire and retain competent employees, changes in general economic conditions and interest rates, and other factors identified in the Company’s filings with the Securities and Exchange Commission.

Zomax Incorporated assumes no obligation to update any forward-looking statements. We cannot guarantee the completion of any acquisitions, future results, levels of activity, and/or Company performance.